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EXHIBIT 99.3

FOR IMMEDIATE RELEASE

        CONTACT: Debbie Cohen
(559) 222-1322

CENTRAL VALLEY COMMUNITY BANK OPENS FIRST
NORTHERN VALLEY LOCATION

Former Local Resident and Banking Executive,
Daniel J. Doyle Directs Sacramento Expansion

CLOVIS, CALIFORNIA, APRIL 8, 2002...Central Valley Community Bancorp (OTC Bulletin Board: CVCY), the parent company of Clovis Community Bank, is pleased to announce the opening of its first northern San Joaquin Valley location under the name Central Valley Community Bank, a division of Clovis Community Bank.

        Central Valley Community Bank's Sacramento location will specialize in serving private and professional banking clients with both depository and lending needs throughout the region. The new office location is at 2339 Gold Meadow Way, Suite 100, in Gold River and the phone number is (916) 859-2550.

        Central Valley Community Bancorp's President and CEO, Daniel J. Doyle, is a former Sacramento resident and served as President and CEO of a major financial institution based in Sacramento from 1991 to 1995. During that period, he grew the Bank from $100 million in deposits with 7 branches to $1.9 billion in deposits with 65 branches. Doyle also held leadership positions in many civic and philanthropic organizations.

        Currently under his leadership, Doyle has established a bank holding company, Central Valley Community Bancorp, which has allowed the Bank to have flexibility to expand in its core market area, as well as other optimal regions such as Sacramento. In addition, Doyle has grown the institution since joining the company in June 1998, in all core banking categories including net income by 917%, and diluted earnings per share by 838% during the same period.

        "As a former banker in Sacramento, I am very familiar with the community and banking industry workforce. When the Bank began looking for opportunities to expand regionally, Sacramento was the optimal choice because of our knowledge of the area and unique banking qualities that our institution is able to offer its customers," stated Doyle. In addition, Sacramento's market growth, combined with a team of high-quality bankers who wished to join our company, created opportunities that were simply too promising for the Bank to ignore."

        Central Valley Community Bancorp trades over-the-counter under the symbol CVCY. Clovis Community Bank, founded in 1979, and the sole subsidiary of Central Valley Community Bancorp, operates five full-service Clovis Community Bank offices in Clovis, Fresno, and Prather, and one Central Valley Community Bank, a division of Clovis Community Bank office in Sacramento, plus Real Estate Lending and SBA Lending Departments in Clovis, and an Agribusiness Lending Department in Fresno. Investment services are also provided by Investment Centers of America at the Bank's main office in Clovis. Members of Central Valley Community Bancorp and the Bank's Board of Directors are: Daniel N. Cunningham (Chairman), Elaine Bernard, David E. Cook, Sidney B. Cox, Edwin S. Darden, Jr., Daniel J. Doyle, Steven D. McDonald, Louis McMurray, Wanda L. Rogers, William S. Smittcamp, and Joseph B. Weirick. Additional information about Clovis Community Bank and Central Valley Community Bank a division of Clovis Community Bank can be found at www.clovisbank.com and www.cvcb.com.

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Forward-looking Statements—All statements contained herein that are not historical facts, such as statements regarding the Company's current business strategy and the Company's plans for future development and operations, are based upon current expectations. These statements are forward-looking in nature and involve a number of risks and uncertainties. Such risks and uncertainties include, but are not limited to (1) significant increases in competitive pressure in the banking industry; (2) changes in the interest rate environment resulting in reduced margins; (3) general economic conditions, either nationally or regionally, are less favorable than expected, resulting in, among other things, a deterioration in credit quality; (4) changes in the regulatory environment; (5) fluctuations in the real estate market; (6) changes in business conditions and inflation; and (7) changes in securities markets. Therefore, the information set forth in such forward-looking statements should be carefully considered when evaluating the business prospects of the Company.

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EXHIBIT 99.3
CENTRAL VALLEY COMMUNITY BANK OPENS FIRST NORTHERN VALLEY LOCATION Former Local Resident and Banking Executive, Daniel J. Doyle Directs Sacramento Expansion